Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO

THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPOATION

OF

LAKEWOOD-AMEDEX BIOTHERAPEUTICS, INC.

Lakewood-Amedex Biotherapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the Nevada Revised Statutes (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Lakewood-Amedex Biotherapeutics, Inc.

2. Pursuant to the Corporation’s Fourth Amended and Restated Certificate of Incorporation (the “Articles”), the Corporation and the holders of a majority in interest of the outstanding shares of Corporation’s Series B Preferred Stock $0.0001 par value per share (the “Series B Preferred Stock”) have duly approved the amendment set forth herein.

3. The Corporation deems it advisable and in the best interests of the Corporation and its stockholders to amend the Articles solely to amend Section 6.1(a)(ii) thereof, and no other provision of the Articles.

4. The Articles are hereby amended as follows:

Section 6.1(a)(ii) of the Articles is hereby deleted in its entirety and replaced with the following:

“(ii) such offering results in at least $5,000,000 of gross proceeds to the Corporation, or”

5. Except as expressly amended hereby, all terms, conditions, rights, powers, preferences and privileges of the Articles shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Lakewood-Amedex Biotherapeutics, Inc., to be signed by its Chief Executive Officer on this ____ day of _____, 2026.

LAKEWOOD-AMEDEX BIOTHERAPEUTICS, INC.

By:
Name:	Kelvin Cooper
Title:	Chief Executive Officer